Exhibit 3.1
PROSPECT CAPITAL CORPORATION
ARTICLES SUPPLEMENTARY
PREFERRED STOCK, SERIES A5
PREFERRED STOCK, SERIES M5
Prospect Capital Corporation, a Maryland corporation (the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland as follows:
1.Pursuant to the authority expressly vested in the Board of Directors of the Corporation (the “Board”) by Section 5.3 of its charter (including these Articles Supplementary, the “Charter”) and Section 2-208 of the Maryland General Corporation Law (“MGCL”), the Board has duly adopted resolutions reclassifying 180,000,000 authorized but unissued shares of common stock, par value $0.001 per share, of the Corporation (the “Common Stock”) into shares of preferred stock, par value $0.001 per share, of the Corporation, classified and designated as Preferred Stock, having such designation or designations as to series as is set forth herein (collectively, the “Shares”).
2.The designations, preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications, terms and conditions of redemption and other provisions of the Shares are as follows:
(1)Designation; Number of Shares. The Board has duly adopted resolutions designating the following series of Preferred Stock:
(a)90,000,000 shares of a series of preferred stock, designated as “Preferred Stock, Series A5”, par value $0.001 per share (the “Series A5 Shares”).
(b)90,000,000 shares of a series of preferred stock, designated as “Preferred Stock, Series M5”, par value $0.001 per share (the “Series M5 Shares”).
(c)From time to time, the Board may designate additional series of the Shares and may reallocate shares between series by adoption of Articles Supplementary.
(2)Voting Rights.
(a)Except as otherwise provided in the Charter or as otherwise required by law, (i) each holder of Shares shall be entitled to one vote for each Share held by such holder on each matter submitted to a vote of stockholders of the Corporation, and (ii) the holders of outstanding Shares, the holders of outstanding Common Stock and the holders of any other outstanding Preferred Stock shall vote together as a single class; provided, however, that, for so long as the Corporation is subject to the Investment Company Act of 1940, as amended (the “1940 Act”), the holders of Shares and the holders of any other outstanding Preferred Stock, voting separately as a single class, shall have the right to elect two (2) members of the Board at all times, and the balance of the directors shall be elected by the holders of the Common Stock, the Shares and any other outstanding Preferred Stock voting together. The directors to be elected separately by the holders of Shares and the holders of any other outstanding Preferred Stock shall be designated by the Board and, if the Board is classified, the Board shall designate the classes in which such directors shall serve. Any director elected solely by the holders of Shares and the holders of any other outstanding Preferred Stock may be removed at any time with or without cause by and only by the vote of the holders of a majority of the Shares and any other Preferred Stock then outstanding at any annual or special meeting of the stockholders of the Corporation, or by a written consent in lieu of a meeting undertaken by the holders of at least a majority of the outstanding Shares and other Preferred Stock, and any vacancy occurring by reason of such removal or by reason of death, resignation or inability to serve of any director so elected, shall be filled by and only by a vote of the holders of a majority of the Shares and other Preferred Stock then outstanding at any annual or special meeting of the stockholders of the Corporation or by a written consent in lieu of a meeting undertaken by the holders of at least a majority of the outstanding Shares and other Preferred Stock. Any director so elected under this paragraph shall serve until his or her successor is duly elected and qualified or his or her earlier death, resignation or removal as provided herein. The foregoing right to elect two directors shall be unaffected by any failure by the Corporation in the payment of dividends to holders of Shares and other Preferred Stock, subject to any additional rights afforded such holders in the event of such non-payment under the 1940 Act, including Section 18 thereof.
(b)During any period in which any one or more of the conditions described below shall exist (such period, a “Voting Period”), the number of directors constituting the Board shall be automatically increased by the smallest number that, when added to the two directors elected exclusively by the holders of Shares and the holders of any other Preferred Stock, as described above, would constitute a majority of the Board as so adjusted, and the holders of outstanding Shares and the holders of other outstanding Preferred Stock, voting separately as one class, subject to compliance with the 1940 Act and the rules thereunder, shall have the power to elect such additional directors.
(c)In addition to any approval by stockholders that might otherwise be required by law or the Charter, the approval of the holders of a majority of any outstanding Shares, voting together as one class (and not separately by individual series) and separately from any other class of stock, shall be required to, among other actions, (i) amend, alter or repeal the rights, preferences or privileges of the Shares or amend the Charter in a manner that materially and adversely affects the Shares (provided that any such action that would materially and adversely affect the rights, preferences or privileges of one or more series of Shares (the “Affected Series”) in a manner different from any other series of Shares shall require the approval of a majority of the outstanding Shares of the Affected Series (with such Affected Series voting as a class), or (ii) create (by reclassification or otherwise) any new class of shares having rights, preferences or privileges senior to the Shares. Notwithstanding the foregoing or anything expressed or implied to the contrary in these Articles Supplementary, but subject to applicable law, the Board may, without any approval of the holders of the Shares, adopt Articles Supplementary or amend or supplement these Articles Supplementary (i) to supply any omission, or cure, correct or supplement any ambiguous, defective or inconsistent provision hereof, to the extent not adverse to any holder of Shares; (ii) to the extent the Board deems necessary to conform these Articles Supplementary to the requirements of applicable law, including the 1940 Act; (iii) to designate additional series of Shares (and the terms relating thereto) and/or reallocate shares between series; and (iv) for the purpose of converting, exchanging, reorganizing or combining two or more series of Shares into a single series of shares of Preferred Stock having materially the same rights, preferences or privileges as set forth herein, including in connection with a Listing Event, and may cause the Corporation to conduct a mandatory tender, exchange, conversion, or other reorganization for the purpose of effecting such combination into a single series of shares of Preferred Stock, which conversion, combination, exchange or reorganization shall not be deemed to materially and adversely affect the rights, preferences or privileges of the Shares or of one or more series of the Shares, notwithstanding that in connection with any such conversion, combination, exchange or reorganization holders may receive cash in lieu of fractional shares, and which conversion, combination, exchange or reorganization shall be effective at such time as approved by the Board.
In addition, the vote of the holders of a majority of the Preferred Stock then outstanding of the Corporation, including the Shares, shall be required to approve any plan of reorganization adversely affecting such shares or any action requiring a vote of stockholders under Section 13(a) of the 1940 Act. For purposes of the preceding sentence, the phrase “vote of the holders of a majority of the Preferred Stock then outstanding” shall have the meaning set forth in the 1940 Act. The holders of Shares shall have exclusive voting rights on a Charter amendment that would alter only the contract rights of the Shares, as expressly set forth in these Articles Supplementary. Any such Charter amendment shall first be declared advisable by the Board and then approved by the affirmative vote or consent of the holders of a majority of the outstanding Shares, voting together as a single class (and not separately by individual series).
A Voting Period shall commence: (i) if at any time accumulated dividends and distributions (whether or not earned or declared, and whether or not funds are then legally available in an amount sufficient therefor) on the outstanding Shares equal to at least two full years’ dividends and distributions shall be due and unpaid; or (ii) if at any time holders of any other Preferred Stock are entitled to elect a majority of the directors of the Corporation under the 1940 Act or Articles Supplementary creating such shares.
If the Corporation thereafter pays, or declares and sets apart for payment in full, all dividends payable on all outstanding Shares for all past dividend periods, the additional voting rights of the holders of Shares as described above will cease, and the terms of office of all of the additional directors elected by the holders of Shares (but not of the directors with respect to whose election the holders of shares of Common Stock were entitled to vote or the two directors the holders of Shares have the right to elect in any event) will terminate immediately and automatically, subject always, however, to the reverting of such voting rights in the holders of Shares so entitled to vote upon the further occurrence of any of the events described in this Section 2(c).
(3)[Reserved]
(4)Dividends.
(a)The holders of the Series A5 Shares shall be entitled to receive, when, as and if authorized by the Board and declared by the Corporation, out of funds legally available therefor, cumulative dividends at the annual rate of 7.50% of the initial stated value of $25 per share (the “Stated Value”) (computed on the basis of a 360-day year consisting of twelve 30-day months) payable in cash or in additional Shares pursuant to the terms of any dividend reinvestment plan adopted by the Corporation, payable monthly in arrears, in preference to dividends on shares of Common Stock and any other stock of the Corporation ranking junior to the Shares in payment of dividends.

(b)The holders of the Series M5 Shares shall be entitled to receive, when, as and if authorized by the Board and declared by the Corporation, out of funds legally available therefor, cumulative dividends at the annual rate of 7.50% of the initial $25 per share Stated Value (computed on the basis of a 360-day year consisting of twelve 30-day months) payable in cash or in additional Shares pursuant to the terms of any dividend reinvestment plan adopted by the Corporation, payable monthly in arrears, in preference to dividends on shares of Common Stock and any other stock of the Corporation ranking junior to the Shares in payment of dividends.
(c)Dividends on each Share shall accumulate from the date on which such Share was originally issued (and the amount payable shall be prorated based on the number of days such Share was issued and outstanding and may vary among the holders of Shares of any series of Shares) or, if later, shall accumulate from the most recent Dividend Payment Date on which dividends on the Shares have been paid in full. Dividends shall be payable as of the first day of each calendar month commencing on the first calendar month immediately following the month during which such Shares were issued (or if any such day is not a Business Day, then on the next succeeding Business Day) (each, a “Dividend Payment Date”), to holders of record of Shares as they appear on the stock register of the Corporation at 5:00 p.m. New York City time (the “close of business”) on the date designated by the Board as the record date for such Dividend Payment Date, which shall be a date not more than 20 days or less than 7 days prior to the applicable Dividend Payment Date. Each period beginning on and including a Dividend Payment Date (or the date on which the Share was originally issued in the case of the first dividend period after issuance of such shares) and ending on but excluding the next succeeding Dividend Payment Date is referred to herein as a “Dividend Period.” Dividends on account of arrears for any past Dividend Period may be declared and paid at any time, without reference to any Dividend Payment Date, to holders of record on such date.
(d)For so long as Shares are outstanding, (i) the Corporation shall not declare, pay or set apart for payment any dividend or other distribution (other than a dividend or distribution paid in shares of, or options, warrants or rights to subscribe for or purchase, Common Stock or other shares of capital stock, if any, ranking junior to the Shares as to dividends) with respect to Common Stock or any other shares of the Corporation ranking junior to or on a parity with the Shares as to dividends and (ii) no purchase, redemption or other acquisition for any consideration by the Corporation shall be made in respect of the Common Stock or any other class of shares of capital stock of the Corporation ranking junior to the Shares, unless in each case (i) immediately after such transaction the Corporation would have an asset coverage (as defined in Section 18(h) of the 1940 Act) of at least 150.00% after deducting the amount of such dividend or distribution, as the case may be, (ii) full cumulative dividends on the Shares payable for all past Dividend Periods have been declared and accrued, paid or set aside and (iii) the Corporation has redeemed the full number of Shares required to be redeemed by any provision for mandatory redemption contained in these Articles Supplementary.
(e)Any dividend payment made on the Shares shall first be credited against the dividends accumulated with respect to the earliest dividend period for which dividends have not been paid.
(5)Liquidation Rights.
(a)Upon the dissolution, liquidation or winding up of the affairs of the Corporation, whether voluntary or involuntary, the holders of Shares shall be entitled to receive and to be paid out of the assets of the Corporation (or the proceeds thereof)

available for distribution to its stockholders after satisfaction of claims of creditors of the Corporation, but before any distribution or payment shall be made or set aside in respect of Common Stock, a liquidation preference equal to the Stated Value with respect to such Shares, plus an amount equal to all accumulated but unpaid dividends, if any, accumulated to (but excluding) the date fixed for distribution or payment, whether or not earned or declared by the Corporation, but excluding interest on any such distribution or payment. In determining whether a distribution (other than upon voluntary or involuntary liquidation), by dividend, redemption or otherwise, is permitted under the MGCL, amounts that would be needed, if the Corporation were to be dissolved at the time of distribution, to satisfy the liquidation preference of the Shares will not be added to the Corporation’s total liabilities.
(b)If, upon any liquidation, dissolution or winding up of the affairs of the Corporation, whether voluntary or involuntary, the assets of the Corporation available for distribution among the holders of all Preferred Stock of the Corporation, including the Shares, then outstanding shall be insufficient to permit the payment in full to the holders thereof of the amounts to which they are entitled, then the available assets shall be distributed among such holders ratably in any distribution of assets according to the respective amounts which would be payable on all the shares if all amounts thereon were paid in full.
(c)Upon the dissolution, liquidation or winding up of the affairs of the Corporation, whether voluntary or involuntary, until payment in full is made to the holders of Shares of the liquidation distribution to which they are entitled, (i) no dividend or other distribution shall be made to the holders of Common Stock or any other class of shares of capital stock of the Corporation ranking junior to the Shares upon dissolution, liquidation or winding up and (ii) no purchase, redemption or other acquisition for any consideration by the Corporation shall be made in respect of the Common Stock or any other class of shares of capital stock of the Corporation ranking junior to the Shares upon dissolution, liquidation or winding up.
(d)After payment to the holders of Shares of the full preferential amounts provided for in this Section 5, the holders of Shares as such shall have no right or claim to any of the remaining assets of the Corporation.
(e)Subject to the rights of the holders of shares of any series or class or classes of stock ranking on a parity with the Shares with respect to the distribution of assets upon dissolution, liquidation or winding up of the affairs of the Corporation, after payment shall have been made in full to the holders of the Shares as provided in Section 5(a), but not prior thereto, any other series or class or classes of stock ranking junior to the Shares with respect to the distribution of assets upon dissolution, liquidation or winding up of the affairs of the Corporation shall, subject to any respective terms and provisions (if any) applying thereto, be entitled to receive any and all assets remaining to be paid or distributed, and the holders of the Shares shall not be entitled to share therein.
(f)The consolidation or merger of the Corporation with or into any other corporation, trust or other entity, the consolidation or merger of any other corporation, trust or entity with or into the Corporation, the sale or transfer of any or all of the Corporation’s assets or business or a statutory share exchange will not be deemed to constitute a liquidation, dissolution or winding-up of the affairs of the Corporation for purposes of this Section 5.
(6)Optional Redemption by the Corporation.

(a)
(i)    Upon approval by the Board, including a majority of the directors that are not “interested persons,” as such term is defined under the 1940 Act (the “Independent Directors”), the Board may, in its sole discretion, redeem any of the then outstanding Eligible Shares of any series for cash at a price equal to its Stated Value, plus an amount equal to all accumulated but unpaid dividends, if any, accumulated to (but excluding) the date fixed for redemption, whether or not earned or declared by the Corporation, but excluding interest on any such distribution or payment (the “Redemption Price”). In case of any redemption pursuant to this Section 6(a)(i) of less than all Eligible Shares of a series at the time outstanding, the Eligible Shares of such series to be redeemed shall be selected pro rata or by lot.
(ii)    Upon a determination by the Board, in its sole discretion, that the redemption of Shares is necessary to cause the Corporation to comply with the asset coverage requirements of the 1940 Act applicable to the Corporation or to maintain the Corporation’s status as a “regulated investment company” under Subchapter M of the Internal Revenue Code of 1986, as amended (the “Code”), the Board, including a majority of the Independent Directors, may, in its sole discretion, redeem all or any part of the then outstanding Shares of any series for cash at a price equal to its Stated Value, plus an amount equal to all accumulated but unpaid dividends, if any, accumulated to (but excluding) the date fixed for redemption, whether or not earned or declared by the Corporation, but excluding interest on any such distribution or payment. In the case of any redemption pursuant to this Section 6(a)(ii), the Board shall cause the Corporation to redeem the minimum number of outstanding Eligible Shares necessary to cause the Corporation to comply with the asset coverage requirements of the 1940 Act applicable to the Corporation or to maintain the Corporation’s status as a “regulated investment company” under Subchapter M of the Code, and, if the redemption of all Eligible Shares is insufficient to cause the Corporation to comply with the asset coverage requirements of the 1940 Act applicable to the Corporation or to maintain the Corporation’s status as a “regulated investment company” under Subchapter M of the Code, the Board shall cause the Corporation to redeem the minimum number of then outstanding Shares that are not Eligible Shares, together with the redemption of all Eligible Shares, necessary to cause the Corporation to comply with the asset coverage requirements of the 1940 Act applicable to the Corporation or to maintain the Corporation’s status as a “regulated investment company” under Subchapter M of the Code. In case of any redemption pursuant to this Section 6(a)(ii) of less than all Shares of a series that are at the time outstanding, the Shares of such series to be redeemed shall be selected pro rata or by lot.
(iii)    In connection with any redemption pursuant to this Section 6(a), the Corporation shall provide notice to the holders of Shares that the shares will be redeemed. In connection with such redemption, holders would receive payment for all declared and unpaid dividends on the Shares as of the date of redemption, but after the redemption, holders shall no longer be entitled to the dividends, liquidation preference or other rights attributable to holders of the Shares.
(b)Notice of any redemption pursuant to Section 6(a) shall be sent by or on behalf of the Corporation, upon not less than 10 calendar days nor more than 90 calendar days prior to the date fixed for redemption, by first class mail, postage prepaid, to all holders of record of Shares at their last addresses as they shall appear on the books of the Corporation; provided, however, that no failure to give such notice or any defect therein or in the mailing thereof shall affect the validity of the proceedings for the redemption of any Shares except as to the holder to whom the Corporation has failed to give notice or except as to the holder to whom notice was defective. In addition to any information required by law, such notice shall state: (i) the redemption date, (ii) the redemption price, (iii) the procedures that the holders must follow to redeem such shares, and (iv) that dividends on the shares to be redeemed will cease to accumulate on the redemption date.
(c)To the extent that any redemption for which notice has been provided is not made by reason of the absence of legally available assets therefor in accordance with hereby and applicable law, such redemption shall be made as soon as practicable to the extent such assets become available.
(d)Subject to the provisions hereof, the Corporation shall have full power and authority to prescribe the terms and conditions upon which Shares shall be redeemed from time to time. If fewer than all the shares represented by any certificate are redeemed, a new certificate shall be issued representing the unredeemed shares without charge to the holder thereof.
(7)Optional Redemption by the Holders.
(a)Holder Optional Redemption.
(i)From time to time, prior to the occurrence of a Listing Event, holders of Shares may require the Corporation to redeem such Shares pursuant to this Section 7(a) (the “Holder Optional Redemption”).
(ii)A Holder may exercise the Holder Optional Redemption only by delivering to the Corporation or its designee at any time a written notice to redeem stating that the holder elects to redeem all or a stated number of such holder’s Shares (a “Holder Redemption Notice”).
(iii)A Holder Redemption Notice will be effective as of the last Business Day of the month after a Holder Redemption Notice is duly received by the Corporation or its designee (each such date, a “Holder Redemption Deadline Date”). Any Holder Redemption Notice received after 5:00 p.m. (Eastern time) on a Holder Redemption Deadline Date will be effective as of the next Holder Redemption Deadline Date.
(iv)For all Shares duly submitted for redemption pursuant to the Holder Optional Redemption on or before a Holder Redemption Deadline Date, the Corporation shall determine the HOR Settlement Amount on any Business Day occurring after the applicable Holder Redemption Deadline Date but before the second Holder Redemption Deadline Date following the applicable Holder Redemption Deadline Date (such date, as determined by the Corporation, the “Holder Redemption Exercise Date”).
(v)The Corporation or its designee may, in its sole discretion, allow a holder to revoke their Holder Redemption Notice pursuant to notice of revocation delivered to the Corporation or its designee at any time prior to 5:00 p.m. (Eastern time) on the Business Day immediately preceding the Holder Redemption Exercise Date.

(vi)Each Series A5 Share is subject to a fee (the “Holder Optional Redemption Fee”) if it is redeemed by its holder within five years of its issuance, which Holder Optional Redemption Fee may be waived by the Board in its sole discretion. The amount of the fee equals a percentage of the Offering Price based on the year in which the redemption occurs after the Share is issued as follows:
(1)Prior to the third anniversary of the issuance of such Share: 10.00% of the Offering Price;
(2)On or after the third anniversary but prior to the fourth anniversary: 8.00% of the Offering Price;
(3)On or after the fourth anniversary but prior to the fifth anniversary: 5.00% of the Offering Price; and
(4)On or after the fifth anniversary: 0.00%.
(vii)The Corporation shall settle any Holder Optional Redemption by paying the HOR Settlement Amount in cash.
(viii)The aggregate amount of Holder Optional Redemptions by the holders of Series A5 Shares and Series M5 Shares will be subject to the following redemption limits: (1) no more than 2% of the outstanding Series A5 Shares and Series M5 Shares, in aggregate, as of the end of the most recent fiscal quarter will be redeemed per calendar month; (2) no more than 5% of the outstanding Series A5 Shares and Series M5 Shares, in aggregate, as of the end of the most recent fiscal quarter will be redeemed per fiscal quarter; and (3) no more than 20% of the outstanding Series A5 Shares and Series M5 Shares, in aggregate, as of the end of the most recent fiscal quarter will be redeemed per Annual Redemption Period (as defined below); plus, for each redemption limit set forth above in clauses (1) through (3) of this subsection, an amount of such Series A5 Shares and Series M5 Shares equal to the lowest excess, if any, between the corresponding applicable 2% / 5% / 20% redemption limits for the Preferred Stock, Series A4, par value $0.001 per share (“Series A4 Shares”) and Preferred Stock, Series M4, par value $0.001 per share (“Series M4 Shares”), as set forth in the Articles Supplementary of the Series A4 Shares and Series M4 Shares, and the respective amounts requested for the Series A4 Shares and Series M4 Shares on a Holder Redemption Deadline Date for the Series A4 Shares and Series M4 Shares. An “Annual Redemption Period” means the Corporation’s current fiscal quarter and the three fiscal quarters immediately preceding its current fiscal quarter. The Corporation may waive the foregoing redemption limits in its sole discretion. Any redemptions of Shares in accordance with Section 9 shall count towards the calculations of these limits, but the foregoing limits shall not apply to any Shares redeemed in accordance with Section 6 or Section 9.
(ix)The Corporation hereby covenants to waive the applicable 2% / 5% / 20% redemption limits for the Series A4 Shares and Series M4 Shares as set forth in the Articles Supplementary of the Series A4 Shares and Series M4 Shares such that holders of the Series A4 Shares and Series M4 Shares may, in addition to the amount of Series A4 Shares and Series M4 Shares such holders are entitled to redeem pursuant to the Articles Supplementary of the Series A4 Shares and Series M4 Shares, also redeem an amount of such Series A4 Shares and Series M4 Shares equal to the lowest excess, if any, between the corresponding applicable 2% / 5% / 20% redemption limits for the Series A5 Shares and Series M5 Shares as set forth in subsection (viii) above and the respective amounts requested for the Series A5 Shares and Series M5 Shares on a Holder Redemption Deadline Date for the Series A5 Shares and Series M5 Shares.
(x)If, after applying the redemption limits set forth in subsection (viii) above, (1) a holder would own less than one Series A5 Share or Series M5 Share, then all of such holder’s Series A5 Shares or Series M5 Shares, as applicable, will be redeemed or (2) the number of Series A5 Shares or Series M5 Shares to be redeemed is less than the number of Series A5 Shares or Series M5 Shares, as applicable, submitted for redemption by a holder, then the excess Series A5 Shares or Series M5 Shares, as applicable, will not be deemed submitted for redemption for future periods and if a holder wishes to redeem additional Shares, such holder will need to submit any remaining Series A5 Shares or Series M5 Shares they hold and wish to redeem on a subsequent Holder Redemption Deadline. Redemption capacity of the Series A5 Shares and the Series M5 Shares will be allocated on a pro rata basis based on the number of Series A5 Shares and Series M5 Shares, as applicable, submitted in the event that a monthly redemption is oversubscribed based on any of the redemption limits set forth in subsection (viii) above.
(xi)The right of holders of Shares to exercise the Holder Optional Redemption shall terminate in connection with a Listing Event.
(b)Listing Event. The Corporation may, in its sole discretion, cause the Shares to be listed for trading on a national stock exchange (a “Listing Event”). Any listing of the Series A5 Shares or the Series M5 Shares shall require the approval of the holders of the Series A5 Shares or the Series M5 Shares, as applicable, voting as a separate class. The vote required to approve such a proposal for listing is a majority of the votes cast by the holders of Series A5 Shares or Series M5 Shares, as applicable, on such proposal at a meeting where a quorum of Series A5 Shares or Series M5 Shares, as applicable, is present. For purposes of voting on any such proposal to list the Series A5 Shares or Series M5 Shares, the quorum required for voting on such proposal shall be 33 1/3% of the outstanding Series A5 Shares or Series M5 Shares, as applicable, entitled to vote on such proposal, unless the Board establishes a higher quorum by a specific provision in the Bylaws relating to such proposal. A favorable vote on any such proposal shall be non-binding and the Board shall retain sole discretion as to whether to complete such Listing Event.
(8)[Reserved]
(9)Survivor’s Option.
(a)Beginning on the Date of Original Issue and prior the occurrence of a Listing Event, upon request by the authorized representative of the beneficial owner of any Shares who is a natural person (including a natural person who beneficially owns Shares through an Individual Retirement Account or personal trust), following the death of the beneficial owner of such Shares, the Corporation will, at its option and subject to the restrictions herein redeem such Shares; provided that in order to exercise the Survivor’s Option, the beneficial owner (or his or her estate) of Shares must have held such Shares for a minimum of six months. No redemption fee shall apply to any redemption pursuant to this Section 9. The Survivor’s Option shall terminate upon the occurrence of a Listing Event.

(b)With respect to any redemption pursuant to this Section 9, the Corporation will redeem Shares for cash at the Redemption Price.
(c)To be valid, any Survivor’s Option must be exercised by or on behalf of the person who has authority to act on behalf of the deceased beneficial owner of Shares (including, without limitation, the personal executor of the deceased beneficial owner or the surviving joint beneficial owner with the deceased beneficial owner) under the laws of the applicable jurisdiction.
(d)The death of a person holding a beneficial ownership interest in any Shares as a joint tenant or tenant by the entirety with another person, or as a tenant in common with the deceased beneficial owner’s spouse, will be deemed the death of a beneficial owner of that Shares, and the entirety of the Shares so beneficially owned will be eligible for the Survivor’s Option. However, the death of a person holding a beneficial ownership interest any Shares as tenant in common with a person other than such deceased beneficial owner’s spouse will be deemed the death of a beneficial owner only with respect to such deceased person’s interest in the Shares, and only a corresponding portion of the Shares so beneficially owned will be eligible for the Survivor’s option.
(e)The death of a person who, during his or her lifetime, was entitled to substantially all of the beneficial ownership interests in any Shares will be deemed the death of the beneficial owner of those Shares for purposes of any Survivor’s Option, regardless of whether that beneficial owner was the registered holder of such Shares, if entitlement to those interests can be established to the satisfaction of the Corporation. A beneficial ownership interest will be deemed to exist in typical cases of nominee ownership, ownership under the Uniform Transfers to Minors Act or Uniform Gifts to Minors Act, community property or other joint ownership arrangements between spouses. In addition, a beneficial ownership interest will be deemed to exist in custodial and trust arrangements where one person has all of the beneficial ownership interests in the applicable Shares during his or her lifetime.
(f)With respect to any Shares held in “street name” through a DTC Participant for which DTC or its nominee is the record holder of the Shares, DTC or its nominee, as record holder of the Shares, will be the only entity that can exercise any Survivor’s Option for such Shares. With respect to any Shares held through direct register, the record holder of the Shares will be the only entity that can exercise any Survivor’s Option for such Shares.
(g)To exercise the Survivor’s Option for any Shares, the authorized representative of the deceased beneficial owner (or his or her estate) must provide to the Corporation or its designee:
(i)appropriate evidence (A) that the deceased was the beneficial owner of the Shares at the time of death and his or her interest in the Shares was owned by the deceased beneficial owner or his or her estate at least six months prior to the exercise of the Survivor’s Option, (B) that the death of the beneficial owner has occurred (including a certificate of death), (C) of the date of death of the beneficial owner, and (D) that the representative has authority to act on behalf of the beneficial owner;
(ii)a written request to exercise the Survivor’s Option signed by the authorized representative of the deceased beneficial owner with the signature guaranteed by a member firm of a registered national securities exchange or of the

Financial Industry Regulatory Authority or a commercial bank or trust company having an office or correspondent in the United States;
(iii)if applicable, a properly executed assignment or endorsement;
(iv)tax waivers and any other instruments or documents that the Corporation reasonably requires in order to establish the validity of the beneficial ownership of the Shares and the claimant’s entitlement to payment; and
(v)any additional information the Corporation reasonably requires to evidence satisfaction of any conditions to the exercise of any Survivor’s Option or to document beneficial ownership or authority to exercise the Survivor’s Option.
In the case of shares held through a broker or nominee, the authorized representative of the deceased beneficial owner (or his or her estate) must deliver the foregoing information to the applicable broker or nominee, along with a written instruction to such broker or nominee to exercise the Survivor’s option on behalf of the deceased beneficial owner (or his or her estate). In turn, the broker or other nominee will deliver each of these items to the Corporation or other nominee, along with evidence satisfactory to the Corporation from the broker or other nominee stating that it represents the deceased beneficial owner.
(h)The Corporation shall not be obligated to redeem any Shares pursuant to this Section 9 to the extent that (i) the Corporation does not have sufficient funds available to fund such redemption or (ii) the Corporation is restricted by applicable law, including the asset coverage requirements of the 1940 Act applicable to the Corporation, or by the terms of any then outstanding senior securities of the Corporation from making such redemption.
(i)The Corporation has the discretionary right to limit the aggregate amount of Shares as to which exercises of any Survivor’s Option shall be accepted by the Corporation from authorized representatives of all deceased holders in any calendar year to an amount equal to the greater of $10,000,000 of Stated Value or 5% of the Shares outstanding as of the end of the most recent calendar year. An otherwise valid election to exercise any Survivor’s Option may not be withdrawn. Each election to exercise any Survivor’s Option will be accepted in the order that elections are received by the Corporation, except for any request the acceptance of which would contravene any of the limitations described in the preceding paragraph. Shares accepted for redemption through the exercise of any Survivor’s Option normally will be redeemed monthly. Each tendered Share that is not accepted in any calendar year due to the application of any of the limitations described in the preceding paragraph will be deemed to be tendered in the following calendar year in the order in which all such Shares were originally tendered. If any Shares tendered through a valid exercise of any Survivor’s Option are not accepted, the Corporation will deliver a notice by first-class mail to the registered holder, at that holder’s last known address as indicated in the Corporation’s stockholder register, that states the reason the Shares have not been accepted for redemption.
(j)The Corporation retains the right to limit the aggregate amount of Shares as to which exercises of any Survivor’s Option applicable to the Shares will be accepted in any one calendar year as described above.

(k)All other questions regarding the eligibility or validity of any exercise of any Survivor’s Option will be determined by the Corporation, in its sole discretion, which determination will be final and binding on all parties.
(10)Miscellaneous.
(a)Notices. Whenever (i) the Corporation shall declare any dividend upon the shares of its capital stock payable in stock or other securities or make any other distribution of stock or other securities to the holders of shares of its capital stock, (ii) the Corporation shall offer for subscription to the holders of the shares of its capital stock any additional shares of stock of any class or other rights, (iii) there shall be any capital reorganization or reclassification of the capital stock of the Corporation, or a consolidation or merger of the Corporation with or into, or a sale of all or substantially all its assets to, another entity or entities, or (iv) there shall be a liquidation, dissolution or winding up of the Corporation, then, in each such event, the Corporation shall give, by first class mail, postage prepaid, addressed to each holder of Shares at the address of such holder as shown on the books of the Corporation, a notice stating (A) in the case of any dividend or distribution referred to in clause (i) above, the date on which the books of the Corporation shall close or a record shall be taken for determining stockholders entitled to receive such dividend or distribution and (B) in the case of any reorganization, reclassification, consolidation, merger, share exchange, sale or liquidation, dissolution or winding up of the Corporation, the date on which the books of the Corporation shall close or a record shall be taken for determining stockholders entitled to vote upon such transaction and the date, if any is to be fixed, on which the holders of shares of Common Stock shall be entitled to exchange such shares for securities or other property in connection with any such transaction.
(b)Rank. Each series of Shares shall rank, with respect to the payment of dividends and rights upon liquidation, dissolution or winding up, on parity with each other series of Shares. The Shares shall rank, with respect to the payment of dividends and rights upon liquidation, dissolution or winding up, (a) senior to the Corporation’s Common Stock, (b) on parity with the Corporation’s Convertible Preferred Stock, Series A1, par value $0.001 per share, Convertible Preferred Stock, Series A2, par value $0.001 per share, Convertible Preferred Stock, Series A3, par value $0.001 per share, Series A4 Shares, Convertible Preferred Stock, Series M1, par value $0.001 per share, Convertible Preferred Stock, Series M2, par value $0.001 per share, Preferred Stock, Series M3, par value $0.001 per share, Series M4 Shares, Convertible Preferred Stock, Series AA1, par value $0.001 per share, Convertible Preferred Stock, Series AA2, par value $0.001 per share, Convertible Preferred Stock, Series MM1, par value $0.001 per share, Convertible Preferred Stock, Series MM2, par value $0.001 per share, and 5.35% Series A Fixed Rate Cumulative Perpetual Preferred Stock, par value $0.001 per share, and with all other equity securities issued by the Corporation with terms specifically providing that those securities rank on a parity with the Shares with respect to rights to the payment of dividends and distribution of assets upon any liquidation, dissolution or winding up of the Corporation, and (c) junior to the Corporation’s existing and future secured and unsecured indebtedness. For so long as the Shares are outstanding, the Corporation will not exercise any option that the Corporation has to convert Shares, or any other preferred stock of the Corporation, into Common Stock or any other security ranking junior to the Shares or other such preferred stock of the Corporation.
(c)Other Rights. The Shares shall not have any voting powers, preferences or relative, participating, optional or other special rights, or qualifications, limitations or restrictions thereof, other than as set forth herein or in the Charter.

(d)No Reissuance of Redeemed Shares or Acquired Shares. Each Share redeemed as provided herein or otherwise acquired by the Corporation shall be canceled and retired and shall not be reissued, and shall be returned to the status of authorized but unissued Common Stock.
(e)No Conversion. The Shares shall not be convertible into or exchangeable for any other property or securities of the Corporation.
3.The definitions used in these Articles Supplementary shall be as follows:
“1940 Act” has the meaning specified in Section 2(a).
“Annual Redemption Period” has the meaning specified in Section 7(a)(viii).
“Board” has the meaning specified in the First Article.
“Business Day” means a day on which the New York Stock Exchange is open for trading and which is not a Saturday, Sunday or other day on which banks in New York, New York are authorized or obligated by law to close.
“Charter” has the meaning specified in the First Article.
“close of business” has the meaning specified in Section 4(c).
“Code” has the meaning specified in Section 6(a)(ii).
“Common Stock” has the meaning specified in the First Article.
“Corporation” has the meaning specified in the preamble.
“Date of Original Issue” shall mean the first date on which Shares were issued.
“Dividend Payment Date” has the meaning specified in Section 4(c).
“Dividend Period” has the meaning specified in Section 4(c).
“Eligibility Date” means, with respect to a Share, the second anniversary of the Issuance Reference Date of such Share provided that following a Listing Event the Eligibility Date of any Share shall mean the second anniversary of the Date of Original Issue.
“Eligible Shares” means Shares for which the Eligibility Date has occurred.
“Holder Optional Redemption” has the meaning specified in Section 7(a)(i).
“Holder Optional Redemption Fee” has the meaning specified in Section 7(a)(vi).
“Holder Redemption Deadline Date” has the meaning specified in Section 7(a)(iii).
“Holder Redemption Exercise Date” has the meaning specified in Section 7(a)(iv).

“Holder Redemption Notice” has the meaning specified in Section 7(a)(ii).
“HOR Settlement Amount” means:
(i)with respect to any exercise of the Holder Optional Redemption for a Series A5 Share, (1) the Stated Value, plus (2) an amount equal to accumulated but unpaid dividends, if any, on such Share (whether or not earned or declared, but excluding interest on such dividends) to, but excluding, the Holder Redemption Exercise Date, minus (3) the Holder Optional Redemption Fee, if any;
(ii)with respect to any exercise of the Holder Optional Redemption for a Series M5 Share:
(1)upon a Holder Redemption Exercise Date within 24 months after the Issuance Reference Date of such Share, (A) the Stated Value, plus (B) an amount equal to accumulated but unpaid dividends, if any, on such Share (whether or not earned or declared, but excluding interest on such dividends) to, but excluding, the Holder Redemption Exercise Date, minus (C) (y) during the first twelve months after the Issuance Reference Date, an amount equal to the aggregate amount of all dividends, whether paid or accrued, on such Series M5 Share in the six months prior to the Holder Redemption Exercise Date or (z) during the second twelve months after the Issuance Reference Date, an amount equal to the aggregate amount of all dividends, whether paid or accrued, on such Series M5 Share in the three months prior to the Holder Redemption Exercise Date; and
(2)upon a Holder Redemption Exercise Date occurring 24 months or more after the Issuance Reference Date of such Share, (A) the Stated Value, plus (B) an amount equal to accumulated but unpaid dividends, if any, on such Share (whether or not earned or declared, but excluding interest on such dividends) to, but excluding, the Holder Redemption Exercise Date.
The Corporation, in its sole discretion, may decrease or waive any amounts referenced in paragraph (ii)(1)(C) of this definition by giving public announcement of the terms and duration of this waiver.
“Independent Directors” has the meaning specified in Section 6(a).
“Issuance Reference Date” means, with respect to any Share, the date on which such Share was originally issued; provided that from time to time the Board may, without approval of holders of Shares, designate a different date as the Issuance Reference Date, provided that such date is not later than the date on which such Share was originally issued and not earlier than six months prior to the date on which such Share was originally issued. The Board may cause the Corporation to conduct a mandatory tender, exchange, conversion or other reorganization solely for the purpose of designating a different Issuance Reference Date as permitted hereby, which conversion, combination, exchange or reorganization shall not be deemed to materially and adversely affect the rights, preferences or privileges of the Shares or of one or more series of the

Shares, notwithstanding that in connection with any such conversion, combination, exchange or reorganization holders may receive cash in lieu of fractional shares, and which conversion, combination, exchange or reorganization shall be effective at such time as approved by the Board. Shares issued pursuant to a dividend reinvestment plan adopted by the Corporation shall, in accordance with the terms of such dividend reinvestment plan, be of the same series and be deemed to have the Issuance Reference Date based on the series and Issuance Reference Date of the Share for which the dividend was declared.
“Listing Event” has the meaning specified in Section 7(b).
“MGCL” has the meaning specified in the First Article.
“Offering Price” means, with respect to any Share, the stated maximum gross public offering price of the Shares (before deducting any selling commission, dealer manager fee or others sales load or fee) as set forth in the prospectus or prospectus supplement relating to the offering of the Shares at the time the Share was originally issued.
“person” means any individual, corporation, partnership, limited liability company, limited liability partnership, trust, unincorporated association or other entity.
“Preferred Stock” means the Shares and any other class or series of stock of the Corporation designated as preferred stock and ranking on a parity with the Shares.
“Redemption Price” has the meaning set forth in Section 6(a)(i).
“Series A5 Shares” has the meaning set forth in Section 1(a).
“Series M5 Shares” has the meaning set forth in Section 1(b).
“Shares” has the meaning set forth in the First Article.
“Stated Value” has the meaning specified in Section 4(a).
“Survivor’s Option” means, where applicable, the right of the estate of a holder of Shares to require the Corporation to redeem such Shares upon the death of the holder of such Shares, subject to the provisions hereof relating to such option.
“Voting Period” has the meaning specified in Section 2(b).
4.The Shares have been classified and designated by the Board under the authority contained in the Charter.
5.These Articles Supplementary have been approved by the Board in the manner and by the vote required by law.
6.These Articles Supplementary shall become effective on December 27, 2024, at 5:00 p.m.

7.The undersigned President of the Corporation acknowledges these Articles Supplementary to be the act of the Corporation and, as to all matters or facts required to be verified under oath, the undersigned President acknowledges that, to the best of such officer’s knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

IN WITNESS WHEREOF, the Corporation has caused these Articles Supplementary to be executed in its name and on its behalf by its President and attested to by its Secretary on this 27th day of December, 2024.
PROSPECT CAPITAL CORPORATION
By:    /s/ M. Grier Eliasek
    Name:    M. Grier Eliasek
    Title: President & Chief Operating Officer
ATTEST:
By:    /s/ Kristin Van Dask
    Name:    Kristin Van Dask
    Title: Chief Financial Officer, Treasurer & Secretary